CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Newbury Street Trust: Treasury Fund, Prime Fund, and Tax-Exempt Fund of our report dated December 8, 1999 on the financial statements and financial highlights included in the October 31, 1999 Annual Report to Shareholders of Newbury Street Trust: Treasury Fund, Prime Fund, and Tax-Exempt Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

 /s/ PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
December 21, 1999